Exhibit 10.3

May 3, 2019

Jason Ream

1907 McCall

Austin, Texas 78703

Dear Jason:

I am excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”).  Your skills and abilities will be a great addition to the team and I look forward to working with you.  This letter confirms the details of SailPoint’s offer of employment, subject to the approval of the Board of Directors, with an anticipated start date of June 10, 2019.

1.

Compensation.  Your annual base salary will be $350,000; paid semi-monthly (on the 15th and last day of each month) consistent with our standard payroll procedures and reduced by payroll deductions and all required withholdings.

You will also be eligible for a bonus of up to 60% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee and subject to the terms and conditions of our corporate bonus plan.

2.	Equity Awards. Subject to approval by SailPoint’s Board of Directors, you will be granted
(i)

an award of restricted stock units (“RSUs”) with a value of $1,250,000, determined based on the 30 trading day average closing price of SailPoint Common Stock on the date the Board approves the grant of the RSUs.  The RSUs represent the right to receive shares of SailPoint Common Stock and will vest and be settled in four annual 25% installments beginning May 20, 2020.

(ii)

(ii) an option to purchase a number of shares of SailPoint Common Stock determined by dividing $1,250,000 by 30 trading day average closing price of SailPoint Common Stock on the date the Board approves the award, multiplied by two.  Your stock option will have an exercise price equal to the closing price of SailPoint Common Stock on the date the Board approves the award.  The stock options will vest 25% on the first anniversary of the date of grant and then 1/48th on each monthly anniversary of the date of grant thereafter.

All vesting of RSUs and options is contingent upon your continued employment with SailPoint.  The RSUs and options are subject to the terms and conditions of the SailPoint’s 2017 Long Term Incentive Plan and the award agreements evidencing such awards.

3.

Executive Severance.  So long as you are currently serving in the capacity of the Chief Financial Officer (or other similarly senior executive position), you will be eligible for participation in the Severance Pay Plan, subject to the approval of both the Chief Executive Officer and the Compensation Committee and pursuant to the terms and conditions of the plan.

SailPoint Technologies, Inc.   |   www.sailpoint.com

11120 Four Points Drive    |   Austin, Texas 78726   |   T  512.346.2000

4.

Benefits.  You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan.  Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

5.

Work Authorization.  In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States.  This documentation must be provided within 3 business days of the effective date of your employment.

6.

Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

7.

Employment, Proprietary Information, and Invention Assignment Agreement.  As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

8.

General.  This offer letter, the Employment, Confidential Information and Invention Assignment Agreement, when signed by you, set forth the terms of your employment with SailPoint and supersedes all prior terms or discussions.  This letter agreement can only be amended in writing, signed by you and an authorized officer of SailPoint.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause.  No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Jason, we look forward to welcoming you onto the SailPoint team.  We are committed to continuing to build a great company.  With your help, I am confident we will succeed.

Sincerely,

Mark McClain

CEO & FounderAGREED AND ACCEPTED:

/s/ Jason Ream

Jason Ream

5/6/2019

                             Date

SailPoint Technologies, Inc.   |   www.sailpoint.com

11120 Four Points Drive    |   Austin, Texas 78726   |   T  512.346.2000